Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

iDcentrix, Inc.

We hereby consent to the use in this Amendment No.  3 to Registration Statement on Form S-1 of our report dated April 17, 2008 relating to the consolidated balance sheet of iDcentrix, Inc. and Subsidiary as of January 31, 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from January 3, 2007 (inception) to January 31, 2008. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
October 8, 2008